Exhibit 10.3

TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”) is entered into as of December 30, 2011, by and between The Williams Companies, Inc., a Delaware corporation (“Williams”), and WPX Energy, Inc., a Delaware corporation (“WPX”) (collectively, the “parties”).

RECITALS

WPX is currently an includible corporation in the Williams Group under Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”).

Williams currently owns 100% of the outstanding common stock of WPX. Pursuant to a plan of reorganization adopted by the Williams board of directors on April 26, 2011, and amended on October 19, 2011, Williams intends to effect the Spin (as defined below).

The parties are entering into this Tax Sharing Agreement to allocate, indemnify, pay and settle amongst them the Taxes of the parties.

AGREEMENT

Accordingly, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

The defined terms used in this Agreement shall, except as otherwise expressly provided or unless the context otherwise requires, have the meanings specified in this Article I. The singular shall include the plural and masculine gender shall include the feminine, the neuter and vice versa, as the context requires.

“AMT” means the federal alternative minimum tax, as described in Sections 55 through 59 of the Code.

“Combined Return” means any state, local or foreign income Tax Return of the Williams Group that is filed on a unitary, combined, consolidated or similar basis with one or more members of the WPX Group.

“Consolidated Return” means any consolidated federal income Tax Return of the Williams Group that includes one or more members of the WPX Group.

“Final Determination” means (i) an IRS Form 870 or 870AD (or any similar state, local, or foreign form) that reflects an adjustment to any Tax item shown on a Tax Return, (ii) a closing agreement or an accepted offer in compromise with any Tax Authority, (iii) any other adjustment to any Tax item (including, but not limited to, the filing of an amended return on which the taxpayer adjusts an item) as to which the period of limitations has expired, (iv) a claim for refund that has been allowed, (v) a deficiency notice with respect to which the period for filing a petition with the Tax Court has expired, or (vi) a decision of any court of competent jurisdiction relating to a Tax item that is not subject to appeal or the time for appeal of which has expired.

“IRS” means the Internal Revenue Service.

“Payment Date” means the date on which a payment of Tax is due to the relevant Taxing Authority with respect to a Tax Return.

“Private Ruling” means the private letter ruling issued by the IRS dated September 30, 2011.

“Private Ruling Application” means the written materials submitted to the IRS by Williams in connection with the Private Ruling.

“Proceeding” means any examination, audit, administrative appeal, court action, court proceedings, protests, claims or suits for refund, petitions, briefs, arguments, settlement discussions, or any other dealings with a Tax Authority or judicial authority relating to Taxes.

“Regulations” means the United States Treasury Regulations promulgated under the Code.

“Required Payment” means any payment required under this Agreement.

“Required Payment Date” means the date a Required Payment is required to be paid under this Agreement.

“Section 355(e) Agreements” has the meaning set forth in Section 4.1(c) of this Agreement.

“Section 355(e) Plan” has the meaning set forth in Section 4.1(c) of this Agreement.

“Separation Agreement” means the Separation and Distribution Agreement by and between Williams and WPX, dated concurrently herewith.

“Spin” means the spin-off of Apco Oil & Gas International, Inc. (“Apco”) to Williams (the “Internal Spin”) and the spin-off of WPX to Williams’ shareholders (the “External Spin”) and any related restructuring transactions.

“Spin Date” means the date on which the External Spin occurs.

“Spin Taxes” mean the sum of (i) any increase in a Tax liability (or reduction in a Tax refund, credit, or other Tax Attribute) of any member of the Williams Group determined in a Final Determination as a result of any corporate-level gain or income recognized with respect to the failure of the Internal Spin or External Spin to qualify for tax-free treatment under Section 355 or Section 368(a)(1)(D) of the Code (or their state, local or foreign counterparts), (ii) interest on such amounts calculated pursuant to the Tax Law in any applicable jurisdiction at the highest underpayment rate in such jurisdiction from the date such additional gain or income was recognized until full payment with respect thereto is made (or, in the case of a reduction in a refund, the amount of interest that would have been received from the applicable Tax Authority on the foregone portion of the refund but for such failure), and (iii) any penalties actually paid to any Taxing Authority that would not have been paid but for such failure.

“Stock” means common or preferred stock, securities, and any warrants, stock options, forward contracts, puts and calls, other equity instruments or derivative equity instruments or any instrument that might reasonably be treated as stock for federal income tax purposes.

“Tax Authority” means any governmental authority, agency or court of competent jurisdiction that is responsible for the administration, adjudication or collection of Taxes.

“Tax” means all taxes, assessments, charges, duties, fees, levies or other similar governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group.

“Tax Information” means all books, records, accounting data and other information in the possession of the Williams Group or the WPX Group necessary for the preparation and filing of all Tax Returns relevant to this Agreement.

“Tax Attribute” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, deduction or any loss, credit or tax attribute that could be carried forward or back to reduce taxes (including without limitation deductions and credits related to alternative minimum taxes).

“Tax Opinion” means the opinion of counsel obtained by Williams with respect to the qualification of the Spin under Section 355 and Section 368(a)(1)(D) of the Code dated October 25, 2011.

“Tax Law” means laws, cases, statutes, rules and regulations with respect to Taxes.

“Tax Return” means any return, report, declaration, claim for refund, election, disclosure, estimate, or statement required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Williams Group” means the affiliated group of which Williams is the common parent.

“WPX Group” means WPX and all its direct and indirect subsidiaries that are or have been members of the Williams Group at any time on or prior to the External Spin.

“WPX Pro Forma Combined Return” has the meaning set forth in Section 2.3(a) of this Agreement.

“WPX Pro Forma Consolidated Return” has the meaning set forth in Section 2.3(a) of this Agreement.

“WPX Pro Forma Return” means a WPX Pro Forma Combined Return or a WPX Pro Forma Consolidated Return.

ARTICLE II

TAX RETURNS AND TAXES

Section 2.1 Tax Returns and Payment

(a) Consolidated Returns and Combined Returns.

Williams shall prepare and file all Consolidated Returns and Combined Returns that are required to be filed by or with respect to any member of the WPX Group, and shall pay any Taxes payable with respect to such Tax Returns. Williams shall prepare all such Tax Returns in good faith and in accordance with the Tax Law. At the discretion of WPX, WPX may assist in the preparation of such Tax Returns as may be requested by Williams. Williams shall, in its discretion, make all determinations regarding the preparation of such Tax Returns, including without limitation, determinations regarding the entities to be included in any Tax Return, the making, modification or revocation of any election, the adoption or change of any Tax accounting methods, and any other position to be taken on or in respect of such Tax Returns, including the carryback of losses.

(b) Other Tax Returns.

WPX shall prepare and file all Tax Returns that are required to be filed by or with respect to WPX or any of its direct or indirect subsidiaries, other than those Tax Returns described in Section 2.1(a) above, and shall pay any Taxes payable with respect to such Tax Returns. At the discretion of Williams, Williams may assist in the preparation of such Tax Returns as may be requested by WPX, but shall have no obligation to pay any related Taxes.

Section 2.2 Consents, Elections, Information.

At the request of Williams, each member of the WPX Group shall (i) file any and all Tax consents, Tax elections or other documents, (ii) take all actions necessary to effect or allow the preparation and filing of all Tax Returns by Williams, and (iii) prepare and submit all information in such form that Williams reasonably requests to enable Williams to prepare any Tax Returns required by this Agreement. Each member of the WPX Group shall be bound by all of the determinations made by Williams in preparing any such Tax Returns and no member of the WPX Group shall take any position on a Tax Return with respect to an item of income, deduction, gain, loss, or credit that is inconsistent with the reporting of such item on the Tax Returns prepared by Williams.

Section 2.3 WPX Pro Forma Returns.

(a) For each Tax period with respect to which a Consolidated Return has not been filed and until the WPX Group ceases to be part of a Consolidated Return, Williams shall prepare a pro forma federal income Tax Return for the WPX Group (a “WPX Pro Forma Consolidated Return”), based on the assumption that WPX is the common parent of the WPX Group. For each Tax period for which a Combined Return has not been filed and until the WPX Group ceases to be a part of such Combined Return, Williams shall prepare a pro forma combined Tax Return for the WPX Group for the jurisdiction in which such Combined Return is filed (a “WPX Pro Forma Combined Return”) based on the assumption that WPX is not a subsidiary of Williams. At the discretion of WPX, WPX may assist in the preparation of the WPX Pro Forma Returns as may be requested by Williams. The methods and processes described in Sections 2.3(b), 2.3(c), and 2.3(d) below shall be followed in the preparation of the WPX Pro Forma Returns. In addition, Williams may from time to time establish any other special procedures that Williams may in its sole discretion deem necessary or appropriate to carry out the purposes of this Agreement.

(b) Each WPX Pro Forma Return shall take into account solely the current income, deduction, gain, loss, and credit items of the WPX Group, without regard to any carryovers or carrybacks from prior or subsequent periods, and without regard to the AMT. Notwithstanding the foregoing, the WPX Pro Forma Returns shall not reflect any deduction under Section 199 of the Code computed on a separate company basis, but shall reflect the amount that the WPX Group has contributed to the Williams Group consolidated deduction under Section 199 of the Code, as determined by Williams in its sole discretion.

(c) Each WPX Pro Forma Return shall reflect all elections and methods of accounting reflected on the related Consolidated Return or Combined Return.

(d) The relevant WPX Pro Forma Returns for a short Tax period shall be prepared based on an actual or hypothetical closing of the books method.

Section 2.4 Payments for WPX Pro Forma Returns.

(a) For each WPX Pro Forma Consolidated Return, WPX shall pay to Williams the amount of the Tax, if any, shown thereon. If the WPX Pro Forma Consolidated Return shows a credit or loss, Williams shall pay to WPX an amount equal to (i) any such credits plus (ii) any such losses multiplied by the highest marginal federal income tax rate applicable to corporations for the relevant Tax year.

(b) For each WPX Combined Pro Forma Return, WPX shall pay to Williams the amount of the Tax, if any, shown thereon. If the WPX Pro Forma Combined Return shows a credit or loss, Williams shall pay to WPX an amount equal to (i) any such credits plus (ii) any such losses multiplied by the highest marginal Tax rate applicable thereto.

(c) All payments made pursuant to this Section 2.4 shall take into account all prior related or estimated payments or credits made by one party to another in connection with the Taxes covered in this Section 2.4. All payments required under this Section 2.4 shall be due no later than thirty days before the Payment Date of the related Tax Return, and shall include any interest, penalties and additions to Tax that would be due if such payments were made directly to the applicable Tax Authorities.

Section 2.5 Carrybacks.

If any member of the WPX Group realizes any losses, credits or other Tax Attributes that may be carried back to a Consolidated Return or Combined Return, neither such member nor the WPX Group shall be entitled to any payment or reimbursement from Williams or any member of the Williams Group by reason of such carrybacks.

Section 2.6 Carryovers.

If Williams is required under the Code to allocate to the WPX Group or any of its members any carryovers of any losses, credits or other Tax Attributes to periods following the Spin Date, Williams shall not be entitled to reimbursement from WPX by reason of such carryover.

ARTICLE III

REDETERMINATIONS AND ADJUSTMENTS

Section 3.1 Redeterminations of Consolidated Returns.

In the event of any adjustments in a Final Determination for a Consolidated Return, Williams shall make corresponding adjustments to the related WPX Pro Forma Consolidated Return and WPX Pro Forma Combined Returns consistent with the procedures described in Article II of this Agreement. Within thirty days after such adjustment, Williams or WPX, as appropriate, shall make additional payments to the other party reflecting such adjustment.

Section 3.2 Redeterminations of Other Returns.

In the event of any adjustments in a Final Determination other than those described in Section 3.1 above, WPX Pro Forma Returns shall not be adjusted and no additional payments shall be required between Williams and WPX.

ARTICLE IV

SPIN

Section 4.1

Spin Representations and Warranties.

(a) Each of WPX and Williams represents and warrants that it has examined the Private Ruling, the Private Ruling Application and the Tax Opinion and that the facts presented and the representations made therein are true, correct and complete.

(b) Each of WPX and Williams represents and warrants that it has not taken and has no plan or intention of taking any action or failing to take any action nor knows of any circumstance that could reasonably be expected to cause any representation or factual statement made in this Agreement, the Separation Agreement, the Private Ruling, the Private Ruling Application or the Tax Opinion to be untrue.

(c) Each of Williams and WPX represents and warrants that, during the two-year period ending on the date hereof, there was no “agreement, understanding, arrangement, or substantial negotiations” (as such terms are defined in Regulation Section 1.355-7(h)(1), and hereinafter referred to as the “Section 355(e) Agreements”) that related to a plan pursuant to which one or more persons would acquire directly or indirectly stock representing a 50% or greater interest (within the meaning of Section 355(e) and the Regulations thereunder) in Williams, WPX or Apco (any such plan hereinafter referred to as a “Section 355(e) Plan”).

(d) Each of Williams and WPX represents and warrants that it has no current plan or intention to enter into any Section 355(e) Agreements that relate to a Section 355(e) Plan.

Section 4.2 Spin Covenants.

(a) Each of WPX and Williams covenants that it will not, and will not allow any officers or directors of any of its respective subsidiaries to, take any action or fail to take any action that (i) would create a risk that either the Internal Spin or the External Spin will fail to qualify as a tax-free distribution pursuant to Section 355 and/or Section 368(a)(1)(D) of the Code, (ii) would be inconsistent with any factual statement or any representation made hereunder or in the Separation Agreement or in connection with the Private Ruling, the Private Ruling Application, or the Tax Opinion, or any condition or restriction imposed thereby, or (iii) would create a risk for either the Internal Spin or the External Spin to trigger gain under Section 355(d) or Section 355(e) of the Code.

(b) Except as otherwise required by the Tax Law or as a result of a Final Determination, each of WPX and Williams covenants that it will not take, and will not allow any officers or directors of any of its respective subsidiaries to take, any position with respect to an item of income, deduction, gain, loss, or credit on a Tax Return that is inconsistent with the treatment of either the Internal Spin or the External Spin under Section 355 and/or Section 368(a)(1)(D) of the Code (or analogous status under state, local or foreign law).

(c) If during the period commencing on the date hereof and ending two (2) years after the Spin Date any officers and directors of Williams or WPX or any of their respective subsidiaries becomes aware of a matter or transaction that could affect the status of either the Internal Spin or the External Spin under Section 355 or Section 368(a)(1)(D) of the Code, Williams and WPX covenant to inform each other of such matter or transaction. The parties shall attempt in good faith to take reasonable action or reasonably refrain from taking action to ensure the continued qualification of the Internal Spin and the External Spin under the foregoing sections of the Code. If the parties are unable to agree on a course of action, WPX shall be required to take any course of action consistent with Tax Law that Williams reasonably determines, in good faith and taking into account the interests of WPX and Williams, in order to implement the provisions of Section 4.2(a). This Section 4.2(c) shall not apply as to any matters or transactions with respect to which the IRS has issued (i) a private letter ruling to Williams or WPX or (ii) other guidance that can be relied upon conclusively to the effect that the transaction or event at issue does not adversely affect the Internal Spin or the External Spin under Section 355 or Section 368(a)(1)(D) of the Code.

(d) WPX covenants that its officers and directors will not discuss any acquisitions of the Stock of WPX or any WPX Group member during the two-year period beginning on the Spin Date without permission from Williams, such permission not to be unreasonably withheld.

ARTICLE V

INDEMNITIES

Section 5.1 Spin Indemnities.

(a) Williams shall be responsible for and shall indemnify and hold harmless each member of the WPX Group from and against all Spin Taxes, except for those Spin Taxes for which the WPX Group is responsible under Section 5.1(b) of this Agreement.

(b) WPX shall be responsible for and shall indemnify, defend and hold harmless Williams from and against all Spin Taxes that are incurred by any member of the Williams Group by reason of the breach by any member of the WPX Group of any of its representations or covenants hereunder or in the Separation Agreement, or made in connection with the Private Ruling, the Private Ruling Application or the Tax Opinion.

Section 5.2 Transfer Tax Indemnities.

Williams shall indemnify and hold harmless each member of the WPX Group for any transfer Taxes arising solely as a result of transferring any assets to any member of the WPX Group on or prior to the Spin Date.

Section 5.3 No Other Liability.

Except as specifically provided in this Agreement, WPX and Williams shall have no liability to each other with respect to Taxes.

Section 5.4 Tax Characterization of Payments.

For all Tax purposes, and notwithstanding any other provision of this Agreement, to the extent permitted by applicable law, the parties hereto shall treat any payment made pursuant to this Agreement (other than interest thereon) as a capital contribution or dividend distribution, as the case may be (except to the extent that the parties treat such payment as the settlement of an intercompany liability), made immediately before WPX ceased to be an includible corporation in the Williams Group under Section 1504 of the Code and, accordingly, as not includible in the taxable income of the recipient. If any payment under this Agreement is not permitted to be so treated (because, for example, the payment relates to an event occurring after such date) or as a result of a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement is taxable to the recipient of such payment, the party making the payment shall pay to the recipient an amount equal to any increase in the income Taxes of the recipient as a result of receiving the payment (grossed up to take into account such payment, if applicable).

ARTICLE VI

PROCEEDINGS, COOPERATION, AND RECORD RETENTION

Section 6.1 Control of Proceedings.

(a) Williams shall have sole and absolute authority to administer and control any Proceeding relating to (i) any Consolidated Returns, (ii) any Combined Returns, and (iii) any other Proceeding that may result in Tax liability to Williams. Each member of the WPX Group shall execute and deliver to Williams any power of attorney or other document requested by Williams in connection with any such Proceeding. With respect to Proceedings subject to the first sentence of this Section 6.1(a), no agent or employee of any member of the WPX Group shall provide any information (whether written or oral) to any Tax Authority except at the direction of Williams.

(b) In the event of any Proceeding as a result of which WPX could reasonably be expected to become liable for any Spin Taxes pursuant to Section 5.1(b) and which Williams has the right to administer and control pursuant to Section 6.1(a) above (i) Williams shall consult with WPX reasonably in advance of taking any significant action in connection with such Proceeding, (ii) Williams shall offer WPX a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (iii) WPX shall have the right to participate in such Proceeding, (iv) Williams shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, and (iv) Williams shall provide WPX with copies of any written materials relating to such Proceeding received from the relevant Tax Authority. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken (including with respect to settlement or other disposition) in any such Proceeding shall be made in the sole discretion of Williams, except that any settlement that will result in liability to WPX shall be subject to the consent of WPX, which consent shall not be unreasonably delayed, denied or withheld.

Section 6.2 Cooperation.

The WPX Group and the Williams Group shall cooperate with each other in the highest standard of good faith regarding all provisions of this Agreement. Such cooperation shall include (i) providing to each other information relevant to this Agreement as may be reasonably requested, (ii) executing documents necessary for each party to effect the provisions of this Agreement, (iii) making any officers, directors, employees and agents available to each other as each party may reasonably request to comply with the provisions of this Agreement, and (iv) securing the covenant of any acquirer of any member of WPX Group or Williams Group, or any newly-formed or acquired subsidiary of WPX Group or Williams Group, to comply with this Agreement.

Section 6.3 Books and Records.

The parties shall maintain Tax Information for 10 years after the filing date of the Tax Return to which the Tax Information relates. After such period, the members of the WPX Group or the Williams Group, as the case may be, shall not dispose of or destroy any Tax Information without first providing the other group the opportunity to obtain such Tax Information.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Method of Payment; Interest.

Any Required Payment shall be made by wire transfer of immediately available funds. There shall be added to any Required Payment interest at the underpayment rate set forth in Section 6621(a)(2) of the Code (compounded daily) for the period beginning on the Required Payment Date and ending on the date of receipt of the Required Payment; provided, however, that the interest rate to be used in this Section 7.1 shall be the large corporate underpayment rate set forth in Section 6621(c) of the Code (instead of the underpayment rate set forth in Section 6621(a)(2) of the Code) to the extent that the Required Payment relates to an adjustment for which the IRS has imposed interest at the large corporate underpayment rate set forth in Section 6621(c).

Section 7.2 Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party, such consent not to be unreasonably withheld, denied or delayed.

Section 7.3 Effect of Agreement.

This Agreement shall determine the rights and liabilities of the parties as to the matters provided for in this Agreement, whether or not such determination is effective for financial reporting or other purposes.

Section 7.4 Term of Agreement.

This Agreement shall become effective as of the date of its execution and remain in effect until the parties agree in writing to its termination.

Section 7.5 Entire Agreement.

This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained in this Agreement and supersedes all prior or contemporaneous agreements, promises, covenants, arrangements, representations or warranties, whether oral or written, by any party or by any officer, employee or representative of any party.

Section 7.6 Amendments and Waivers.

This Agreement shall not be modified, supplemented or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provision of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

Section 7.7 Notices.

Any payment, notice, communication or approval required or permitted to be given under this Agreement shall be deemed to have been duly given if delivered by hand or deposited in the United States mail, postage prepaid and sent by certified or registered mail, if addressed to Williams, at

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: General Counsel

Facsimile: 918-573-1807

E-mail: craig.rainey@williams.com

if addressed to WPX, at

WPX Energy, Inc

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: General Counsel

Facsimile: 918-573-5942

E-mail: james.bender@williams.com

Section 7.8 Code References.

Any references to sections of the Code or the Regulations shall be deemed to refer to any corresponding provisions of succeeding law as in effect from time to time.

Section 7.9 Third Parties.

Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person other than the parties hereto and each of their successors and assigns any rights or remedies under or by reason of this Agreement.

Section 7.10 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to principles of conflicts of law.

Section 7.11 Severability.

If any provision of this Agreement or the application of this Agreement in any circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of this Agreement in any other circumstance shall not be affected thereby, the provisions of this Agreement being severable in any such instance.

Section 7.12 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.13 Dispute Resolution.

The parties agree that any dispute arising under this Agreement shall be resolved in accordance with the Dispute Resolution procedures set forth in Article X of the Separation Agreement.

Section 7.14 Information and Expenses.

Williams will bear preparation and filing costs for all Tax Returns or WPX Pro Forma Returns that it is responsible for preparing and filing pursuant to this Agreement including any assistance provided to WPX pursuant to Section 2.1(b) above. WPX will bear preparation and filing costs for all Tax Returns that it is responsible for preparing and filing pursuant to this Agreement including any assistance provided to Williams pursuant to Sections 2.1(a) and 2.3(a) above. Each of Williams and WPX will bear its own costs incurred in furnishing records, documents, or information requested by the other party in connection with the preparation of any Tax Returns or WPX Pro Forma Returns or in connection with any Proceeding for any Tax Returns.

The parties hereto have caused this Agreement to be duly executed as of the date first written above.

THE WILLIAMS COMPANIES, INC.

By:	/s/ Alan S. Armstrong
Name: Alan S. Armstrong
Title: Chief Executive Officer

WPX ENERGY, INC.

By:	/s/ Ralph A. Hill
Name: Ralph A. Hill
Title: Chief Executive Officer